                  NONCOMPETITION AND TEAMING AGREEMENT

            This Noncompetition and Teaming Agreement dated May 8, 1997 (this "Agreement") is between Orbital Imaging Corporation, a Delaware corporation (the "Company"), and Orbital Sciences Corporation, a Delaware corporation ("Orbital").

            WHEREAS, pursuant to the terms and conditions of the Stock Purchase Agreement (the "Stock Purchase Agreement") dated May 7, 1997 between the Company and the purchasers signatory thereto (the "Purchasers"), the Company has agreed to issue and sell, and the Purchasers have severally agreed to purchase, shares of Series A Convertible Cumulative Preferred Stock of the Company (the "Series A Preferred Stock") upon the terms and conditions set forth therein; and

            WHEREAS, it is a condition precedent to the obligation of the Purchasers to purchase the Series A Preferred Stock pursuant to the Stock Purchase Agreement that the parties hereto enter into this Agreement.

            NOW, THEREFORE, in consideration of the premises, the covenants and agreements herein and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto agree as follows:

                                   ARTICLE I
                                   DEFINITIONS

            1.1. Defined Terms. All terms capitalized but not defined herein shall have the meanings attributed to such terms in the Stock Purchase Agreement, including Exhibit A thereto, except where the context otherwise requires. The following additional terms when used in this Agreement shall have the following meanings, such meanings to be equally applicable to the singular and plural forms thereof.

            "Cooperation and Conflicts Panel" means a three person panel comprised of (i) the highest ranking officer of the Company who is not also an officer of Orbital, (ii) the Chief Financial Officer of Orbital or his or her designee, and (iii) the director of the Company described in clause (iii) of
Section 2.1 of the Stockholders Agreement.

            "Integrated  System"  has the meaning set forth in Section 2. 1.

            "Noncompetition Period" means the period from the Closing Date through the Termination Date.

            "Person" means an individual, a corporation, a limited liability company, an association, a partnership, a trust or estate, or a government or any department or agency thereof.

            "Restricted Activity" means the gathering and distributing of satellite-based imagery substantially similar, or technologically superior, in spatial and spectral resolution to imagery to be provided by OrbView-2, OrbView-3 or any other satellite purchased by the Company after the date of this Agreement from Orbital or an Affiliate of Orbital.

            "Series A Directors" means the directors of the Company elected in accordance with clause (i) of Section 2.1 of the Stockholders Agreement and, in the circumstances constituting an Election Event, by the holders of the Series A Preferred Stock voting together as a class.

            "Termination Date" has the meaning set forth in Article IV.

                                   ARTICLE II
                                 NON-COMPETITION

            2.1. Hardware Contractor. Orbital hereby agrees that during the Noncompetition Period, except with the prior written consent of the Series A Directors, it shall not enter into, and it shall cause its Affiliates not to enter into, one or more contracts to construct and deliver an integrated remote sensing satellite-based system, consisting of satellite bus, payload, launch service and ground system (an "Integrated System") for or on behalf of any Person that is engaged, or proposes to use such system to engage, in a Restricted Activity, unless such contract is entered into in compliance with
Article III hereof. Nothing herein shall prevent Orbital or its Affiliates from providing any system or subsystem components (including satellite bus, payloads, launch services and ground systems) to any Person that may incorporate such systems or subsystems into a remote imaging system; provided, however, that Orbital shall not design, develop and/or construct for any Person sensors capable of generating imagery substantially similar, or technologically superior, in spatial and spectral resolution to imagery of OrbView-2, OrbView-3 or any satellite purchased by the Company from Orbital or an Orbital Affiliate, other than for a governmental entity so long as substantially all the use of such sensor by such governmental entity is proposed to be for noncommercial purposes.

            2.2. Investments. Orbital agrees that during the Noncompetition Period and except as permitted by Section 2.4, it shall not make, and it shall cause its Affiliates not to make, investments in excess of $10 million in any Person that is engaged, or proposes to be engaged, in a Restricted Activity. Notwithstanding the foregoing, Orbital shall be permitted to make any investment in a Person (i) pursuant to any existing commitment listed on Appendix A, or
(ii) in connection with a hardware or software contract not prohibited by
Section 2.1, provided that the terms of any such investment made in connection with such contract (considered as a whole with any other investment in such Person by Orbital or any Affiliate of Orbital) does not provide Orbital with the ability to significantly influence the business affairs of such Person or result in beneficial or record ownership of more than 10% of the voting securities of such Person.

            2.3.   Projects Under Development.

            2.3.1. In the event that Orbital internally develops a
                   satellite-based remote imaging project, Orbital shall, as promptly as feasible but in no event later than the time that Orbital transitions from the research and development phase and commences to commercially implement the project, either through an internal commitment to finance the commercialization of the project, the sale of the project or through a joint venture with a third party, the purpose of which is to commercialize the project, and in any event prior to such time as Orbital has spent more than $5 million, submit details of such project to the Cooperation and Conflicts Panel and offer to the Company the right to acquire and/or participate in such project on terms and conditions no less favorable than could be obtained from an unaffiliated third party on an arm's length basis, which offer shall remain open for a period of not less than 100 days. The offer required to be given to the Company by this Section 2.3.1 shall be given in written form and shall include in reasonable detail (i) the amounts expended to date by Orbital and (ii) any analysis of the current or addressable market for such project.

            2.3.2. If the Cooperation and Conflicts Panel determines in its good faith reasonable judgment that the proposed project offered to the Company pursuant to Section 2.3.1 is a Restricted Activity, and the Company determines not to acquire or participate in such project, Orbital shall not pursue such project. If the Cooperation and Conflicts Panel does not make such determination, and the Company determines not to acquire or participate in such project, Orbital or its Affiliates may pursue such project. Any Panel determinations shall be in writing and shall be provided to Orbital no later than the 100-day period in 2.3.1. If as the project develops thereafter it differs materially from the project described in the offer made pursuant to Section 2.3.1, Orbital shall re-offer to the Company the right to acquire its interest or participate in such project pursuant to Section 2.3.1.

            2.3.3. For the purposes of this Section 2.3, a "project" shall not include the development of hardware or a hardware component for sale by Orbital or its Affiliates in compliance with
                   Section 2. 1.

            2.4. Investments of Affiliates of Orbital. Each Affiliate of Orbital shall be subject to the provisions of this Agreement from and after the later of (a) the Closing Date and (b) the date such Person becomes an Affiliate of Orbital; it being understood and agreed that any contract, commitment or investment of such Person made or in effect prior to such Person becoming an Affiliate of Orbital shall not be subject to the provisions of this Article II.

                                  ARTICLE III

                                TEAMING AGREEMENT

            In the event Orbital intends to respond to a request for proposal ("RFP") for an Integrated System to be used in a Restricted Activity, Orbital and the Company shall confer to determine in good faith whether it is appropriate, based on the customer requirements set forth in the RFP, for Orbital and the Company to team in the response, with Orbital having primary responsibility for the hardware and software requirements, and the Company having primary responsibility for the provision of imagery services. If the Company determines in good faith that a teaming approach is appropriate, the Company and Orbital shall cooperate fully to prepare a cost-effective and appropriate response to such RFP and to participate in all other aspects relating to the procurement process to ensure that Orbital submits a competitive response in a timely manner.

            If the RFP provides that substantially all Restricted Activity use for the subject Integrated System is to be for noncommercial purposes, then whether or not the Company and Orbital team pursuant to the above paragraph, Orbital may respond to such RFP and, if selected act as a contractor on such Integrated System. If a RFP provides that substantially all Restricted

Activity use for the subject Integrated System is for commercial purposes, Orbital shall not respond to such RFP unless ORBIMAGE is a team member.

                                   ARTICLE IV

                                   TERMINATION

            This Agreement shall terminate and be of no further force and effect upon the earlier to occur of (i) the first anniversary of the closing of a Qualified Initial Public Offering, (ii) the first anniversary of the business day next following the end of a period of 180 consecutive days during which the average closing price of the Company's Common Stock shall have exceeded the Threshold Price, (iii) the date upon which the Company terminates the Procurement Agreement, (iv) the date upon which the Company procures an OrbView-3 follow-on spacecraft from a provider other than Orbital or its Affiliates, or (v) June 30, 2003, the first to occur of such dates being the "Termination Date."

                                   ARTICLE V

                               DISPUTE RESOLUTION

            5.1. Exclusive Process. The dispute resolution process set forth in this Article V shall be the exclusive process for resolving disputes arising out of or relating to this Agreement or the breach thereof.

            5.2. Initial Procedures. In the event of any dispute under this Agreement, the Company and Orbital shall negotiate in good faith to resolve such dispute. If members of the respective managements of Orbital and the Company are unable to resolve such dispute within 45 days, then either party can request (which such request must be in writing) that the Cooperation and Conflicts Panel meet and seek to resolve the dispute. In the event that the Cooperation and Conflicts Panel cannot present a resolution acceptable to Orbital and the Company within 45 business days of the initial request to meet, then either party may remove the controversy or claim to arbitration in accordance with
Section 5.3.

            5.3. Arbitration. Any controversy or claim arising out of or relating to this Agreement, or the breach thereof, shall be settled by binding arbitration in Washington, D.C. administered by the American Arbitration Association (`AAA") in accordance with its commercial arbitration rules (to the extent not modified by this Section 5). In the event that more than one claim or controversy arises under this Agreement, such claims or controversies may be consolidated in a single arbitral proceeding. The arbitral tribunal shall be composed of three arbitrators appointed by the AAA, at least one of whom shall be expert in contracts relating to satellite remote sensing systems. Judgment upon any award rendered by the arbitrators may be entered in any court having jurisdiction over the award, the parties or any of their assets. The Parties agree that if it becomes necessary for any party to enforce an arbitral award by a legal action or additional arbitration or judicial methods, the party against whom an award is enforced shall pay all reasonable costs and attorneys' fees incurred by the party seeking to enforce the award.

            5.4. Remedy. The sole and exclusive remedy for any breach of a covenant contained in this Agreement shall be specific performance and neither party shall seek any other remedy in connection with any such breach.

            5.5. Consent to Jurisdiction. To the fullest extent permitted by law, the parties waive all requirements as to personal jurisdiction with respect to any judicial enforcement of the arbitration award or any judicial proceeding to enforce this arbitration provision.

            5.6. Continuing Obligations. The existence of any dispute between the parties, whether the same is the subject of an arbitration proceeding or not, shall not relieve the parties of their obligations under this Agreement.

            5.7. Equitable Relief. Notwithstanding the general arbitration provisions of Section 5.3, the parties hereto shall have the right to seek equitable relief on an expedited basis from any court of competent jurisdiction in the form of interim relief while pursuing resolution of any dispute in arbitration proceedings pursuant to Section 5.3; it being agreed that no action for such relief may be commenced during the initial dispute resolution procedures set forth in Section 5.2.

                                   ARTICLE VI

                                  MISCELLANEOUS

            6.1. Confidentiality. The parties hereto agree that any information obtained pursuant to this Agreement shall, except to the extent that such information shall have been made public or otherwise available through no breach hereof by such party, be held in confidence by such party.

            6.2. Governing Law. This Agreement shall be construed and enforced in accordance with, and the rights of the parties shall be governed by, the laws of the State of New York.

            6.3. Entire Agreement; Amendment; Waiver. This Agreement (i) contains the entire agreement among the parties hereto with respect to the subject matter hereof, (ii) supersedes all prior written agreements and negotiations and oral understandings, if any, with respect thereto, (iii) may not be amended or supplemented except by an instrument or counterparts thereof in writing signed by the Company and Orbital. No waiver of any term or provision shall be effective unless in writing signed by the party to be charged. No waiver or course of dealings between the parties shall operate as a waiver of either party's rights under this Agreement. A waiver on any one occasion shall not be construed as a bar to or waiver of any right or remedy on any future occasion.

            6.4. Binding Effect. This Agreement shall be binding on and inure to the benefit of the parties hereto and, subject to the terms and provisions hereof, their respective legal representatives, successors and assigns.

            6.5. Invalidity of Provision. The invalidity or unenforceability of any provision of this Agreement in any jurisdiction shall not affect the validity or enforceability of the remainder of this Agreement in that jurisdiction or the validity or enforceability of this Agreement, including that provision, in any other jurisdiction.

            6.6. Counterparts. This Agreement may be executed simultaneously in two or more counterparts, all of which shall be deemed one and the same instrument and each of which shall be deemed an original, and it shall not be necessary in making proof of this Agreement to produce or account for more than one such counterpart.

            6.7. Notices. All notices and other communications provided for or given or made hereunder shall be in writing (including delivery by facsimile transmission) and, unless otherwise provided herein, shall be deemed to have been given when received by the party to whom such notice is to be given at its address set forth in the Stock Purchase Agreement, or such other address for the party as shall be specified by notice given pursuant hereto.

            6.8. No Third Party Beneficiaries. This Agreement shall not confer any rights or remedies upon any Person other than the parties hereto.

            6.9. Headings. The descriptive headings of the several paragraphs of this Agreement are inserted for convenience only and do not constitute part of this Agreement.

            IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the day and year first above written.

ORBITAL SCIENCES CORPORATION



By:
      --------------------------------------
      Name:  Jeffrey V. Pirone
      Title: Senior Vice President and
             Chief Financial Officer


ORBITAL IMAGING CORPORATION



By:
      --------------------------------------
      Name: Gilbert D. Rye
      Title: President

                                    EXHIBIT A

                                EXCLUDED PROGRAMS

            MacDonald, Dettwiler and Associates Ltd. ("MDA") has entered into a Put and Call Agreement with the Export Development Corporation of Canada which provides that under certain circumstances, MDA shall purchase 400,000 shares of Series D Stock issued by EarthWatch Incorporated to the Export Development Corporation.